Ninth Amendment to Automatic YRT Reinsurance Agreement

("Ninth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Company ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, and the General Amendment effective

[*]to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

1.[*] Reinsurance premiums will be based on the new table shown in Schedule D-3. For the avoidance of doubt, the parties agree and acknowledge that: (i) There are no changes to Schedules D-1 and D-2; (ii) Coverage for all previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the

Prior Amendments; and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's

Percentage Share shall likewise remain unchanged for all previously reinsured plans.

2.[*]

3.[*]

4.[*]

5.[*]

6.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Ninth Amendment is effective [*] upon execution by both of the undersigned parties. This Ninth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Company	[*]

[*]

B-

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

Schedule D-3

[*]

D3-